EXHIBIT 3.1



                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                HK SYSTEMS, INC.
                              _____________________

                                    ARTICLE 1

                                      NAME

        The name of this Corporation is HK Systems, Inc.

                                    ARTICLE 2

                                     PURPOSE

        The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a Corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                    ARTICLE 3

                                CLASSES OF STOCK

        The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is fifty million
   (50,000,000) shares which shall be divided into two classes as follows:

        (1) Ten million (10,000,000) shares of preferred stock, one cent ($.01) par value (the "Preferred Stock"); and

        (2) Forty million (40,000,000) shares of common stock, one cent ($.01) par value (the "Common Stock").

                                    ARTICLE 4

                                 RIGHTS OF STOCK

        A statement of the voting powers and of the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each class of stock of the Corporation is as follows:

        (1)  In General

             To the fullest extent permitted under the Wisconsin Business Corporation Law, the number of authorized shares of any class or classes of stock may be increased or decreased without the approval of such class or classes as a separate voting group except to the extent that, in the resolution or resolutions providing for the issuance of a class or series of stock, the Board of Directors specifies that approval of the holders of one or more classes or series of stock shall be required to increase or decrease the number of authorized shares of such one or more classes or series of stock. Subject to the terms of any resolution or resolutions providing for the issuance of a class or series of stock (insofar as such resolution or resolution relates to the rights of such class or series), the ability of shareholders to demand a special meeting of shareholders is restricted to the fullest extent permitted by the Wisconsin Business Corporation Law, and the Board of Directors of the Corporation has the authority to take any action necessary or appropriate to carry out the intent of this sentence, including without limitation adopting any Bylaw.

        (2)  Preferred Stock

             The Preferred Stock may be issued from time to time in one or more series, with such distinguishing designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is also expressly authorized, to the fullest extent permitted under the Wisconsin Business Corporation Law, to fix and amend: the number of shares constituting such series; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; the redemption price or prices and other terms of redemption, if any, for shares of such series; and any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series.

        (3)  Common Stock

             Subject to preferences and rights to which holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided:

             A. The holders of the Common Stock shall be entitled to such dividends (payable in cash, stock or otherwise) upon the Common Stock as may be declared from time to time by the Board of Directors and paid out of funds legally available therefor.

             B. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets available for distribution to the shareholders.

             C. The holders of Common Stock shall be entitled to one vote for each of the shares held by them of record at the time for determining holders thereof entitled to vote.

                                    ARTICLE 5

                     MATTERS RELATING TO BOARD OF DIRECTORS

        (1) Power of the Board of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Wisconsin, the Board of Directors is expressly authorized:

             A. to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted;

             B. to determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements (except as otherwise provided in these Amended and Restated Articles of Incorporation) for, and the manner of taking, Board action; and

             C. to exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Wisconsin, these Amended and Restated Articles of Incorporation, and any Bylaws of the Corporation.

   Notwithstanding the foregoing or any other provision in these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation to the contrary, no provision of the Bylaws shall be amended, altered, changed or repealed and no provision inconsistent therewith shall be adopted unless adopted (i) by the Board of Directors by resolution adopted by a Requisite Vote (as hereinafter defined), (ii) by the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class or (iii) if the Board of Directors has proposed such amendment, alteration, change or repeal by resolution adopted by a Requisite Vote, by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors present and acting at a meeting at which a quorum is present, voting together as a single class. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least seventy five percent (75%) of the directors then in office, but in no case more than all of the directors then in office.

        (2) Number of Directors. The number of Directors constituting the entire Board of Directors shall be not less than five (5) nor more than fifteen (15). The specific number of Directors constituting the entire Board of Directors shall be as authorized from time to time exclusively by the Board of Directors by resolution adopted by a Requisite Vote. As used in these Amended and Restated Articles of Incorporation, the term "entire Board of Directors" means the total authorized number of Directors that the Corporation would have if there were no vacancies.

        (3) Classified Board. The Board of Directors shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of the first class of Directors (as designated by the shareholders of the Corporation at the time the shareholders approve these Amended and Restated Articles of Incorporation) to expire at the 1999 Annual Meeting of Shareholders, the initial term of office of the second class of Directors (as designated by the shareholders of the Corporation at the time the shareholders approve these Amended and Restated Articles of Incorporation) to expire at the 2000 Annual Meeting of Shareholders and the initial term of office of the third class of Directors (as designated by the shareholders of the Corporation at the time the shareholders approve these Amended and Restated Articles of Incorporation) to expire at the 2001 Annual Meeting of Shareholders. Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election, and upon the election and qualification of their successors. A person elected as a Director shall be deemed a Director as of the time of such election. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

        (4) Nominations. Nominations for the election of Directors and advance notice of other action to be taken at meetings of shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

        (5) Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors for any reason and any newly created Directorships resulting by reason of any increase in the number of Directors may, if occurring prior to the expiration of the term of office of the class in which such vacancy or increase occurs, be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, and any Directors so elected shall hold office until the next election of the class for which such Directors have been elected and until their successors are elected and qualified.

        (6) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his or their term of office, but only for Cause (as hereinafter defined) and only by the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the Corporation in a matter that has a material adverse effect on the business of the Corporation and such adjudication is no longer subject to direct appeal.

        (7) Acquisition Proposals. In determining whether an Acquisition Proposal (as hereinafter defined) is in the best interests of the Corporation and its shareholders, the Board of Directors may give consideration to all factors it deems relevant, including, without limitation, (a) the amount, nature and terms of the consideration being offered in the Acquisition Proposal, not only in relation to the then current market price of the Corporation's stock, but also in relation to the then current value of the Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Corporation as an independent entity, (b) the social, legal and economic effects upon employees, suppliers and customers of the Corporation and on the communities in which the Corporation operates, as well as on the long-term business prospects of the Corporation, and
   (c) the effect of indebtedness arising out of consummation of the Acquisition Proposal on the ongoing viability and prospects of the Corporation.

             In furtherance and not in limitation of the powers conferred by law or in these Amended and Restated Articles of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized to take such action or actions as the Board of Directors or such committee may determine to be reasonably necessary or desirable in connection with any Acquisition Proposal to (i) encourage any person to enter into negotiations with the Board of Directors and officers of the Corporation with respect to any transaction that may result therefrom or
   (ii) contest or oppose any such Acquisition Proposal that the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its shareholders or other constituencies. Such action may include, without limitation, the issuance or amendment of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation on such terms as the Board of Directors shall determine.

             In connection with an Acquisition Proposal, a Director or officer of the Corporation, in determining what he or she believes or recommends to be in the best interests of the Corporation, may decide or recommend, without limitation, that the Corporation should be sold; that the interests of the Corporation may be best served by the continued independence of the Corporation; that the Acquisition Proposal should be rejected even though there are no contemporaneous offers at a higher price; that strategies, rights plans or Bylaws put in place by the Corporation to impede the takeover of the Corporation under certain circumstances or to prevent abusive takeover tactics likely to affect adversely the Corporation or some or all of the Corporation's shareholders or other constituencies do not have to be terminated simply to facilitate the Acquisition Proposal; that the Corporation should not be put up for auction for sale to the highest bidder; that in the event the Corporation is put up for auction, the management of the Corporation may be a bidder; that in connection with a sale of the Corporation the Corporation may be sold to a bidder that does not offer the highest nominal consideration if the Board of Directors determines that the interests of the Corporation's constituencies other than shareholders would be better served in the transaction contemplated by such bidder; or that the Corporation should be restructured.

             "Acquisition Proposal" means any proposal of any person (i) for a tender offer, exchange offer or any other method of acquiring any equity securities of the Corporation with a view toward acquiring control of the Corporation, (ii) to merge or consolidate the Corporation with any corporation or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

             This Section (7) shall not be interpreted to create any rights on behalf of third persons, such as employees, suppliers or customers.


                                    ARTICLE 6

                          CERTAIN BUSINESS COMBINATIONS

        (1) Certain Definitions. For the purposes of this Article 6 and the second proviso of Article 7:

             A.   "Business Combination" means:

                  (i) any merger, consolidation or share exchange of the Corporation or any Subsidiary with (a) an Interested Stockholder or (b) any other person (whether or not itself an Interested Stockholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate or Associate or an Interested Stockholder; or

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

                  (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

                  (iv) the adoption of any plan or proposal for the
             liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

                  (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of the Corporation or any Subsidiary or (b) any class of securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

                  (vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (i) through (v) of this Section (1)A.

             B. "Affiliate" or "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in any subsequent provisions replacing such Rule.

             C. "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended, or in any subsequent provisions replacing such Rule, and a person shall "Beneficially Own" and have "Beneficial Ownership" of any securities of which such person is the Beneficial Owner.

             D. "Continuing Director" means: (i) any member of the Board of Directors of the Corporation who (a) is neither the Interested Stockholder involved in the Business Combination as to which a vote of Continuing Directors is provided hereunder (or, for purposes of the second proviso of Article 7, any Interested Stockholder), nor an Affiliate, Associate, employee, agent or nominee of such Interested Stockholder (taking into account only nominations after the Effective Time (as defined in Article 9)), or the relative of any of the foregoing, and (b) either was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder or was a member of the Board of Directors of the Corporation at the Effective Time; and (ii) any successor of a Continuing Director described in clause (i) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

             E. "Fair Market Value" means: (i) in the case of stock, the highest last sale price, regular way, during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange, or, if such stock is not listed or admitted to trading on the New York Stock Exchange, on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such stock is listed or admitted to trading, or, if such stock is not listed or admitted to trading on any such exchange, the highest last quoted price or if not so quoted, the highest average high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") or such system then in use during the 30-day period preceding the date in question, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

             F. "Interested Stockholder" means any person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

                  (i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of five percent (5%) or more of the voting power of the then outstanding Voting Stock of the Corporation; or

                  (ii) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

             For the purpose of determining whether a person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to an person who is not the Interested Stockholder.

             G. A "person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under
        Section 14(d)(2) of the Exchange Act.

             H. "Subsidiary" means any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the voting power represented by all of the outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but shall not include any other shares of Voting Stock of the corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not the Corporation.

             I. "Voting Stock" means outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

        (2) Higher Vote for Business Combinations. In addition to any affirmative vote required by law or by these Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in Section (3) of this Article, any Business Combination shall require the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of the then outstanding shares of the Voting Stock of the Corporation, voting together as a single class, voting at a shareholders' meeting and not by consent in writing. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

        (3) When Higher Vote Is Not Required. The provisions of Section (2) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the shareholders as is required by law and any other provision of these Amended and Restated Articles of Incorporation, if the conditions specified in either of the following paragraphs A and B are met.

             A. Approval by Continuing Directors. The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

             B. Form of Consideration, Price and Procedure Requirements. All of the following conditions shall have been met:

                  (i) With respect to each share of each class of Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination (the "Consummation Date") consideration, in the form specified in subsection (3)(B)(ii) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

                       (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder to which the Business Combination relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (1) within the five-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), (2) within the five-year period prior to the Consummation Date or (3) within the five-year period prior to, or in, the transaction in which it became in Interested Stockholder, whichever is highest; plus, in any such case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid through the Consummation Date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class of Voting Stock since that earliest date, up to the amount of that interest;

                       (b) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher; plus interest compounded annually from that date through the Commencement Date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class of Voting Stock since that date, up to the amount of that interest; and

                       (c) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; plus the aggregate amount of any dividends declared or due as to which those holders are entitled prior to payment of dividends on some other class or series of stock (unless the aggregate amount of those dividends is included in that preferential amount).

                  (ii) The consideration to be received by holders of a
             particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in subsection (3)(B)(i) hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficially ownership of shares of such class of Voting Stock consisted in whole or in part of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made in varying forms of consideration, then the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

                  (iii) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (a) except as approved by the affirmative vote of a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (c) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except (I) as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder, (II) by virtue of proportionate stock splits, stock dividends or other distributions of stock in respect of stock not constituting a Business Combination meeting all of the conditions of this Section (3).

                  (iv) After such Interested Stockholder has become an
             Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof shall have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

                  (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provision replacing such Act, rules or regulations) shall be mailed to the shareholders of the Corporation at least 45 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof). Such proxy or information statement shall contain, if a majority of the total number of Continuing Directors so request, an opinion of a reputable investment banking firm (which firm shall be selected by a majority of the total number of Continuing Directors, furnished with all information it reasonably requests, and paid a reasonable fee for its services by the Corporation upon the Corporation's receipt of such opinion) as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of shares of Voting Stock (other than the Interested Stockholder).

        (4) Powers of Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (a) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock of the Corporation beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section (3) have been met with respect any Business Combination, and (E) whether the assets that are the subject of any Business Combination have, or the consideration to be received from the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Article.

        (5)  No Effect on Fiduciary Obligations.

             A. Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

             B. The fact that any Business Combination complies with the provisions of Section (3) of this Article shall not be construed to impose an fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

                                    ARTICLE 7

                                   AMENDMENTS

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the Wisconsin Business Corporation Law, the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Section (2) of
   Article 4, Article 5 and this Article 7 (except for the second proviso of this Article 7) of these Amended and Restated Articles of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by resolution adopted by a Requisite Vote; and provided further that, notwithstanding the fact that a lesser percentage may be specified by the Wisconsin Business Corporation Law, the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the outstanding Voting Stock of the Corporation, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, any provision of Article 6 or this proviso of Article 7, unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by a Requisite Vote and by a majority of the Continuing Directors.

                                    ARTICLE 8

                     REGISTERED OFFICE AND REGISTERED AGENT

        The address of the registered office of the Corporation is 2855 South James Drive, New Berlin, Wisconsin 53151, and the name of its registered agent at such address is Mr. John R. Kuhnmuench, Jr.

                                    ARTICLE 9

                                RECAPITALIZATION

        Upon the effectiveness of these Amended and Restated Articles of Incorporation (the "Effective Time"), the Corporation shall redeem for cash each then issued and outstanding share of Class D Cumulative Preferred Stock at a price per share equal to the "Class D Face Value" plus all accrued and unpaid dividends thereon (whether or not earned or declared and with such dividends accruing to the date of payment), and each then issued and outstanding share of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class B Cumulative Convertible Preferred Stock of the Corporation, which shall constitute all of the remaining capital stock of the Corporation then outstanding, shall simultaneously be reclassified into one share of Common Stock subject to the following: (a) such reclassification shall have no effect on the amount of dividends payable with respect to the quarter in which the Effective Time occurs in respect of any share of Class B Cumulative Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time; and (b) the Corporation shall require each holder of issued and outstanding shares of capital stock of the Corporation prior to the Effective Time to surrender for cancellation the certificates representing such shares and receive certificates that the Corporation shall issue representing the shares of Common Stock into which such shares have been reclassified as of the Effective Time.